UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

December 17, 2024
Date of report (Date of earliest event reported)

RENASANT CORPORATION
(Exact name of registrant as specified in its charter)

Mississippi	001-13253	64-0676974
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

209 Troy Street, Tupelo, Mississippi 38804-4827
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (662) 680-1001
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $5.00 par value per share	RNST	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On December 17, 2024, the Board of Directors (the “Board”) of Renasant Corporation (“Renasant”) approved amendments to the employment agreements for each of Renasant’s Executive Vice Chairman and Chief Executive Officer C. Mitchell Waycaster and Renasant’s President and Chief Operating Officer Kevin D. Chapman, as described below.
C. Mitchell Waycaster. Mr. Waycaster’s employment agreement was amended in the following respects, such amendments being effective as of January 1, 2025:
•Consistent with its previously announced succession plan, the agreement was amended to provide that on May 1, 2025 (the “Transition Date”) Mr. Waycaster will step down as Chief Executive Officer of Renasant, while remaining Executive Vice Chairman. As such, Mr. Waycaster will be expected to devote such time and attention to Renasant’s and Renasant Bank’s business as required to execute the duties the Board assigns to him but in no event more than 60% of the time he previously expended as Executive Vice Chairman and Chief Executive Officer, unless Mr. Waycaster otherwise agrees.
•The term of the agreement was extended to April 30, 2027. Thereafter, the agreement automatically renews for additional one-year terms unless either Renasant or Mr. Waycaster provides the other 60 days’ prior written notice of non-renewal.
•On the Transition Date, Mr. Waycaster’s annual base salary will be reduced to an amount equal to 60% of his base salary immediately prior to the Transition Date. Beginning on January 1, 2027, Mr. Waycaster’s annual base salary will be one-third of his base salary as of December 31, 2026.
•Mr. Waycaster’s annual cash bonus under Renasant’s Performance Based Rewards Plan (the “PBRP”) for 2025 will be determined as follows: (1) for the period from January 1, 2025 through the Transition Date, Mr. Waycaster’s target bonus will be an amount equal to 105% of the base salary paid to him from January 1, 2025 through the Transition Date (with the threshold bonus percentage half the target percentage and the superior bonus percentage twice the target percentage), and (2) for the period from the Transition Date through December 31, 2025, Mr. Waycaster’s target bonus will be an amount equal to 60% of the base salary paid to him from the Transition Date through December 31, 2025 (with the threshold bonus percentage half the target percentage, and the superior bonus percentage twice the target percentage). For 2026 and thereafter, Mr. Waycaster will not participate in the PBRP.
•In connection with entering into the amendment to the agreement, Mr. Waycaster was awarded a retention bonus in the amount of $100,000, provided he remains an employee in good standing on December 31, 2026. Payment of the retention bonus is subject to acceleration in the event of Mr. Waycaster’s death, disability, involuntary termination without cause or his termination of employment on account of his constructive separation (disability, cause and constructive separation are defined in the employment agreement).
•With respect to equity awards under the Renasant Corporation 2020 Long-Term Incentive Compensation Plan, Mr. Waycaster will receive an equity award for the 2025 calendar year valued at $700,000 and he will receive an equity award for the 2026 calendar year valued at $170,000. Each award will vest on December 31, 2026 and be subject to service-based restrictions and terms consistent with the terms of prior service-based restricted stock awards made by the Company to Mr. Waycaster.
•The definition of “mandated amount” in the employment agreement was updated to more consistently align the definition with Renasant’s current practices, and the agreement’s confidentiality provision was supplemented to affirmatively state that the confidentiality provision therein does not prohibit or restrict Mr. Waycaster from reporting a possible violation of law or regulation or making other disclosures under federal and state whistleblower laws and similar statutes.
Other than the foregoing amendments, the existing terms of Mr. Waycaster’s employment agreement remain in full force and effect.
Kevin D. Chapman. Mr. Chapman’s employment agreement was amended to increase the multiple of Mr. Chapman’s base compensation and average cash bonus payable to Mr. Chapman if he is terminated within two years after a change in control of Renasant from 2.5 to 2.99. In addition, Mr. Chapman’s employment agreement was amended to include updates analogous to those described above in the last bullet of the discussion of the amendments to Mr. Waycaster’s employment agreement.

Item 9.01.    Financial Statements and Exhibits.
    (d)    The following exhibits are furnished herewith:
    Exhibit No.    Description
104        The cover page of Renasant Corporation’s Form 8-K is formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENASANT CORPORATION
Date: December 20, 2024	By:	/s/ C. Mitchell Waycaster
C. Mitchell Waycaster
Chief Executive Officer